Exhibit 99.7

2 Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your special meeting proxy card. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your special meeting proxy card. INTERNET – www.proxypush.com/twtc Use the Internet to vote your proxy until 12:00 p.m. (CT) on October 27, 2014. PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on October 27, 2014. MAIL – Complete, sign and date your special meeting proxy card and return it in the postagepaid envelope provided. You may also vote your shares in person by attending the special meeting. Please detach here The Board of Directors recommends a vote FOR Proposals 1, 2 and 3 below. 1. Merger Proposal. Proposal to adopt the Agreement and Plan of Merger, dated as of June 15, 2014, as amended from time to time, by and among tw telecom inc. (“tw telecom”), Level 3 Communications, Inc. (“Level 3”), Saturn Merger Sub 1, LLC (“Saturn Merger Sub 1”) and Saturn Merger Sub 2, LLC, pursuant to which Saturn Merger Sub 1, a wholly owned subsidiary of Level 3, will merge with and into tw telecom, with tw telecom surviving the merger as a wholly owned subsidiary of Level 3; and to approve the merger. For Against Abstain 2. Compensation Proposal. Proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to tw telecom's named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable. For Against Abstain 3. Adjournment Proposal. Proposal to approve the continuation, adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal (proposal 1). For Against Abstain THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTOR’S RECOMMENDATION, I.E. “FOR” PROPOSALS 1, 2 AND 3. Address Change? Mark box, sign, and indicate changes below: Date If you plan to attend the special meeting in person, please mark box: Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

W/2373174v2 tw telecom inc. SPECIAL MEETING OF STOCKHOLDERS Tuesday, October 28, 2014 8:00 a.m. MDT 10475 Park Meadows Drive Littleton, Colorado 80124 10475 Park Meadows Drive, Littleton, Colorado 80124 proxy The Board of Directors solicits this proxy for use at the Special Meeting on October 28, 2014. The shares of stock you hold in your account will be voted as you specified on the reverse side. If no choice is specified, the proxy will be voted “FOR” Proposals 1, 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Larissa Herda and Mark Peters, and each of them, with full power of substitution, to vote all your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments. The proxy statement is available at http://www.telecom.com/proxy, which does not employ “cookies” or other tracking software that identify visitors to the site. (to be signed and dated on the other side) See reverse for voting instructions.